Exhibit 99.1

Digital Health Acquisition Corp. Announces Listing Transfer to the Nasdaq Capital Market

Boca Raton, FL, October 27, 2023 (GLOBE NEWSWIRE) -- Digital Health Acquisition Corp. (the “Company” or “Digital Health”) (NASDAQ: DHAC), announced today that it received approval from the Nasdaq Stock Market (“Nasdaq”) to transfer the listing of its securities (including the common stock, units, and warrants) (the “Securities”) from the Nasdaq Global Market to the Nasdaq Capital Market. The Company’s common stock, units and warrants will continue to trade under the symbols “DHAC,” “DHACU” and “DHACW,” respectively and the trading of its Securities will be unaffected by this transfer. This transfer will be effective as of the opening of business on October 30, 2023.

As previously disclosed on the Company’s Current Reports on Form on 8-K filed with the Securities and Exchange Commission on September 29, 2023 and October 13, 2023, the Company received notifications from Nasdaq indicating the Company failed to comply with certain continued listing requirements for the Nasdaq Global Market. Upon the transfer of the listing of the Company’s Securities to the Nasdaq Capital Market on October 30, 2023, each of the deficiencies will be resolved.

About Digital Health Acquisition Corp.

Digital Health Acquisition Corp. is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.

Digital Health, comprised of a team of industry professionals and leaders with deep insight and relationships in healthcare, software systems, mergers and acquisitions and related fields. Digital Health was formed as a special purpose acquisition company that raised $115 million in an initial public offering in November 2021, intending to utilize the proceeds for acquiring scalable businesses in healthcare.

More information can be found at www.digitalhealthacquisition.com.

Contacts

For investor inquiries about Digital Health, VSee, or iDoc please contact:

LHA Investor Relations

Tirth T. Patel

Tel: 212-201-6614

Email: tpatel@lhai.com